PRICING SUPPLEMENT NO. 55  DATED                    Filed Pursuant to
FEBRUARY 19, 1998 TO PROSPECTUS DATED               Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY              File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                         CMS ENERGY CORPORATION

   General Term Notes (servicemark of J.W. Korth & Company), Series D
               Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:            $ 1,084,000.00
Original Issue Date (Settlement Date)  February 24, 1998
Stated Maturity Date:                  January 15, 2003
Issue Price to Public:                 100.00% of Principal Amount
Interest Rate:                         6.625% Per Annum
Interest Payment Dates:                March 15 and monthly thereafter
                                        Commencing March 15, 1998
Survivor's Option:                     [ X ] Yes     [   ] No
Optional Redemption:                   [ X ] Yes     [   ] No
Initial Redemption Date:               January 15, 2000
Redemption Price:                      100%

       Agent                           Principal Amount of Notes
                                         Solicited by Each Agent

Prudential Securities Incorporated     $    97,000.00
First of Michigan Corporation          $   125,000.00
Roney & Co.                            $   343,000.00
J. W. Korth & Company                  $   519,000.00
       Total                           $ 1,084,000.00

                                         Per Note
                                       Sold by Agents

                                        To Public            Total

Issue Price:                            $    1,000.00   $  1,084,000.00
Agent's Discount or Commission:         $        6.00   $      6,504.00
Maximum Dealer's Discount or
  Selling Concession:                   $       12.00   $     13,008.00
Proceeds to the Company:                $      982.00   $  1,064,488.00


CUSIP Number:   12589QWK8